Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
GENVEC, INC.
________________________

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

_________________________

GenVec, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.  The name of the corporation (hereinafter referred to as the “Corporation”) is GenVec, Inc.

2.  The designation of the series of shares of stock of the Corporation to which this certificate relates is Series A Junior Participating Preferred Stock.

3.  The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation.  A certificate setting forth said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.  The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation and by Section 151(g) of the DGCL, effective at the Close of Business on the Final Expiration Date (as defined in the 2001 Rights Plan) the Board of Directors hereby eliminates the Series A Junior Participating Preferred Stock authorized by the Corporation, none of which is currently outstanding and none of which will be issued in the future, that all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, and that, pursuant to the DGCL, upon such elimination such shares of Series A Junior Participating Preferred Stock shall resume the status that they had prior to their initial designation;

FURTHER RESOLVED, that the appropriate officers of the Corporation be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series A Junior Participating Preferred Stock and to take such other actions as they in their discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

5.  This certificate shall be effective when accepted for filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its authorized officer this 2nd day of November, 2011.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary